Exhibit 10.2

(translation)

N. 14 — 6-4-2006	OFFICIAL GAZETTE OF THE SPECIAL ADMINISTRATIVE OF MACAU - Series II	2739

...

Dispatch of the Secretary of Transports

and Public Works no. 47/2006

Using the authority conferred by article 64 of the Basic Law of Special the Administrative Region of Macau and under the terms of articles 29, no. 1, paragraph c), 49 and following and 57, no. l, paragraph a), all from Law no.6/80/M of July 5, the Secretary for the Transports and Public Works orders:

1. A lease with exemption from public tender, is granted to company “MGM Grand Paradise, S.A.”, under the terms and conditions present in the attached contract, which is an integral part of the present dispatch, the land, in part to be levelled, with a total area of 43,167 square meters, designated as lot “a”, of block “B2”, located in the peninsula of Macau, zone B of the new Outer Harbour New Land Reclamation Area (Portuguese acronym NAPE), near Avenida 24 de Junho and the Avenida Dr. Sun Yat Sen, for the construction of a complex, in horizontal property regime, intended for a Hotel-Resort- Casino.

2. The present dispatch is effective immediately.

March 29, 2006.

The Secretary for the Transports and Public Works, Ao Man Long

APPENDIX

(Process No. 2 438.01 from Office of Ground Services,

Public Works and Transports and Process no. 1/2006

of the Land Commission)

Contract entered into agreement between:

The Special Administrative Region of Macau as first party; and

The company MGM Grand Paradise, S.A. as second party

Considering that:

1. By a petition addressed to his Excellency the Executive Chief on August 13, 2004, the company with the firm “SJM-Investimentos, Limitada”, with head office in Macau, at

Avenida de Lisboa, Lisboa Hotel, 9th floor, registered in the Commercial and Movable Assets Registry Office under number 17682 (SO) requested a concession by lease and without public bidding, of the parcel of land with the area of 43,167m2, located in Macau, designated as lot “a”, of block “B2” of the zone B of the new Outer Harbour New Land Reclamation Area (Portuguese initials NAPE) for construction of a casino hotel complex designated “MGM Grand Casino/Hotel Complex” in the scope of an sub concession agreement for exploitation of games of fortune or chance or any other games in casino to be drawn by the “Sociedade de Jogos de Macau, S.A.) controlling partner of the petitioner with approval of the government of Special the Administrative Region of Macau.

2. To clarify their intention, on August 17, 2004, “SJM-Investimentos, Limited” stated that the requested concession has as beneficiary a subsidiary company, to be incorporated for that effect, which in substitution of part, will assume the role of petitioner regarding the aforementioned concession request.

3. The petition thus presented in December 2, 2004, “SJM-Investimentos, Limitada” and the company with business name “Terra C Sub, S.A.” with head office at Avenida Lisboa, no. 2 and 4, Ala Velha do Hotel Lisboa, 9th floor, in Macau, registered in the Commercial and Movable Assets Registry Office under number 19355 (SO), legalized the request for substitution in the concession process, from the first petitioner to the second petitioner, alleging the need to be prepared, in a timely manner, with the documentation necessary to obtain financing for the development of the project, in compliance with the respective plan of development, herein attached.

4. However, on March 24, 2005, the referred petitioners together with the company “MGM Grand Paradise, S.A.” requested a new substitution of the part in the concession process in favour of the aforementioned company, with head office in Macau, at Alameda Dr. Carlos D’Assumpção, no. 180, Building Tong Nam Ah, 12th floor E, registered in the Commercial and Movable Assets Registry Office under number 18 972 (SO), alleging the concession was requested with the objective to construct the of casino/hotel complex of the referred company, in the scope of the sub-concession agreement for the exploitation of games of fortune or chance or any other games in casino in the Special Administrative Region of Macau to be drawn between “Sociedade de Jogos de Macau, S.A.” and the company, to which the government has already given a positive opinion for its approval, where the conclusion of the formalities is expected shortly.

5. After having the request analyzed, and the opinions of the competent professionals been issued on the development plans, the Office for Ground Services, Public Works and transportation (Portuguese acronym DSSOPT) proposed the plan be granted specifying the conditions the concession should abide by, which merited the approval of his Excellency the Executive Chief, through Dispatch on April 18, 2005.

6. After the referred conditions were communicated to the petitioner, the petitioner notified that would submit a new development plan with different total areas of construction ends, which happened in August 29, 2005.

7. Having the new plan been considered suitable for approval, contingent upon the fulfilment of some technical requirements, the DSSOPT elaborated concession contract draft which met the agreement of the petitioner, stated in declaration presented in December 14, 2005.

8. The procedure followed its course, having been sent to the Land Commission which convened in session on January 19, 2006, issuing a favourable opinion to granting the request.

9. The opinion of the Land Commission was homologated by dispatch of His Excellency the Executive Chief, on January 27, 2006, rendered on a favourable opinion given by Secretary for the Transports and Public Works, on January 24, 2006.

10. The land in appraisal is designated with letters “Al”, “A2”, “A3”, “B1”, “B2a”, “B2b”, “B3”, “B4”, “C1”, “C2”, “D1” and “D2”, in plant no. 6 347/2005, issued by the Cartography and Land Registry Bureau (Portuguese acronym DSCC), on May 17, 2005. The parcels “A1”, “A2” and “A3”, are described in the Land Registry Office (Portuguese acronym CRP) under no. 23 131, parcels “B2a” and “B2b” under no. 22 327 and “B4” under no. 22 323. However, parcels “B1”, “B3”, “C1”, “C2”, “D1” and “D2” are not described in the CRP.

11. Under the terms and for the purposes stipulated in article Law no. 6/80/M, of July 5, the conditions of the contract titled by the present dispatch had been notified to the petitioner and its acceptance was presented by means of a declaration presented in March 9, 2006, signed by Ho, Pansy Catilina Chiu King, married, resident in Macau, at Avenida da Praia Grande, no. 759, 5th floor, in the quality of Director of Group A, and by Gary Neil Jacobs, married, resident in 3600, Las Vegas Boulevard, South, Las Vegas, Nevada, United States of America, in the quality of Director of group B, both representing the company “MGM Grand Paradise, S.A.”, quality and powers which were verified by Private Notary Zhao Lu, as recognized and rendered in the declaration.

12. The instalment of the premium referred to in paragraph 2) of clause nine of the contract was paid at the Macau Tax Department on February 24, 2006 (revenue no. 14 240), through receipt no. 10/2006, issued by the Land Commission on February 8, 2006, for which a copy will be filled with the respective process.

Clause 1 – Purpose of Contract

1.

By this Agreement, the first party awards the second party, a lease and with exemption from public tender, of land, in part to be levelled, of 43 167 m2 (forty-three thousand, one hundred and sixty-seven square metres), located on the peninsula of Macau, Outer Harbour New Land Reclamation Area (Portuguese initials NAPE), bordering Avenida 24 de Junho and Avenida Dr. Sun Yat Sen, designated as lot “a” of block “B2” of zone “B” with the attributed value of $299,286,876.00 (two hundred and ninety-nine million, two hundred and eighty six thousand, eight hundred and seventy-six patacas), marked with the letters “A1”, “A2”, “B1”, “B2a” and “B2b”, “B3”, “B4”, “C1”, “C2”, “D1”, “D2” on the plan No. 6347/2005, issued by the Cartographic and Land Registry Bureau (Portuguese initials DSCC), on the 17th of May 2005, which is an integral part of this agreement, henceforth known as the land.

2.

The registry circumstances on the Property registry Office (Portuguese initials CRP) of the various plots which make up the land are the following: parcels “A1”, “A2”, “A3” are registered under no.23131; parcels “B1”, “B3”, “C1”, “C2”, “D1”, “D2” are not registered; parcels “B2a” and “B2b” integral part of the building described in CRP under number 22327; and parcel “B4” is registered in the same Registry under no. 22323.

Clause 2 – Term of Lease

1.	The lease is valid for the term of 25 (twenty-five) years, from the date of the publication in the Official Gazette of the dispatch which validates this agreement.

2.	The term of the lease established in the previous paragraph, includes the required deadlines for the presentation of projects by the second party and for the appraisal of the first party.

Clause 3 – Development and purpose of the land

1.	The land is to be developed, with the construction of a “Hotel-Resort-Casino” complex subject to the horizontal property regime, with the following total construction areas:

• 5-Star Hotel*	145,346 m	[2];
* Excluding the Escape Area
• Casino	28,976 m	[2];
• Parking	20,416 m	[2];
• Free area	11,223 m	[2].

2.

The development of the land shall comply with the conditions set in the Official Street Plan No. 2003A018(a), issued on the 22nd of April 2005, by the Land, Public Works and Transport Bureau (Portuguese initials DSSOPT), as well as with the projects to be drawn up and presented by the second party and approved by the first party.

3.

The second party should prepare the projects with a quality control manual prepared by a entity capable of demonstrating experience in similar services and of the same type and with technical competency recognised and approved by DSSOPT, with a work plan with the respective financial and operational chronogram, with samples for most important materials and Curriculum Vitae of the responsible person for each area, in addition to all the legal documentation established by the current legislation, namely Decree-Law no. 79/85/M of August 21: in the absence of a manual or in case the submitted Quality Control Manual is not approved, the second party is compelled to abide by the Quality Control Manual which has been prepared in the meantime by an accepted entity and approved by the DSSOPT.

4.

The second party shall respect, in the preparation of the projects, the technical norms and regulations in force in the Special Administrative Region of Macau, namely the Regulation of Foundations, approved by Decree-Law no. 47/96/M, of August 26, and the Safety Regulations and Actions in Building and Bridge Structures approved by Decree-Law no. 56/96/M, of September 16, as well as the specifications and official homologation documents, manufacturer instructions or entities holding patents.

Clause 4 – Term for Development Period

1.	The land development shall be concluded within 36 months from the date of publication in the Official Gazette of the dispatch which validates this agreement.

2.	The term established in the previous paragraph include the deadline necessary for the presentation of the projects by the second party and the respective appraisal by the first party.

Clause 5 – Fines

1.

When the deadline regarding the land development, established in the previous clause is exceeded, the second party shall be subject to a fine of up to $5 000.00 (five thousand patacas) for each day of delay, up to a total of 60 (sixty) days; beyond this period and up to the maximum of 120 (one hundred and twenty) days, it shall be subject to a fine of up to double that amount, unless there are mitigating circumstances which can be duly justified and accepted by the first party.

2.	The second party shall be exonerated from the liability referred to in the preceding paragraph in cases of force majeure or of other events which can be shown to be outside of their control.

3.	Cases of force majeure are those resulting exclusively from unforeseeable and uncontrollable events.

4.	For the purposes of the stipulated on number two, the second party shall notify the first party as soon as possible, in writing, the occurrence of the above mentioned events

Clause 6 – Rent

1.

During the period of land development, the second party shall pay an annual rent of $30.00 (thirty patacas) per square metre of land granted, for a total amount of $1,295,010.00 (one million, two hundred and ninety-five thousand, and ten patacas).

2.

After the conclusion of the land development, the second party shall pay an annual rent of $2 931 220.00 (two million nine hundred and thirty-one thousand, two hundred and twenty patacas), resulting from the application of the following figures:

• 5-Star Hotel:
145 346 m2 x $15.00/m2	$2 180 190.00;
• Casino:
28 976m2 x $15.00/m2	$434 640.00;
• Parking:
20 416 m2 x $10.00/m2	$204 160.00;
• Free area:
11 223 m2 x $10.00/m2	$112 230.00

3.

The rents are reviewed every five years, from the date of the publication in the Official Gazette of the dispatch which validates this agreement, without prejudice to the immediate application of new amounts of rent established by any legislation which may be published during the term of the contract.

Clause 7 – Bond

1.

Under the terms stipulated in article 126 of Law no. 6/80/M, of July 5, the second party shall post a bond for the amount of $1,295,010.00 (one million, two hundred and ninety-five thousand and ten patacas) by means of deposit or bank guarantee accepted by the first party.

2.	The value of the referred bond in the preceding paragraph shall always correspond to the value of the respective annual rent.

3.	The bond referred to in no. 1 will be returned to the second party by Finance Services Bureau, upon request and after the presentation of the occupation permit issued by the DSSOPT.

Clause 8 – Special obligation

1.	The following special obligations are to be borne exclusively by the second party:

1).	The clearing of the land parcels marked with the letters “A1”, “A2”, “A3”, “B1”, “B2a”, “B2b”, “B3”, “B4”, “C1” and “C2” on Plan No. 6347/2005, issued by the DSCC, on May 17, 2005.

2).	The levelling of the land parcels marked with the letter “D1” and “D2” on the referred Plan;

3)	The move and/or removal of all the existing infrastructures on the land granted and adjacent zones, in particular the drainage, water supply, electricity and telecommunications networks;

4)	The surfacing and paving of the streets and pavements in the zone surrounding the land;

5)	Urban landscaping in the zone surrounding the land granted.

2.	The second party assumes the responsibility to develop working projects referred to in the previous paragraph which require the approval of the first party.

3.

The second party guarantees the quality and performance of the materials and equipment used for the construction of the work referred to: in items 3) and 4) of paragraph 1 for a period of two-year, from the date of the provisional acceptance of the projects, assuming the responsibility to repair and correct any defects that may emerge during that period; and, in Item 5) of paragraph one, during the term of the land concession.

Clause 9 – Contract premium

The second party shall pay the first party, as a contract premium, corresponding to the first phase of the project, the total amount of $299 286 876.00 (two hundred and ninety-nine million, two hundred and eighty-six thousand, eight hundred and seventy-six patacas), as follows:

1)

$1 781 883.00 (one million, seven hundred and eighty-one thousand and eight hundred and eighty-three patacas), to be provided in kind, for the embankment referred to in subparagraph 2) of Paragraph 1 of Clause Eight;

2)	$100 000 000.00 (one hundred million patacas), in cash, on acceptance of the terms of this agreement, in accordance with the draft ratified by the Chief Executive;

3)

The remainder of the value of $197 504 993.00 (one hundred and ninety-seven million, five hundred and four thousand, nine hundred and ninety-three patacas), which accrues interest at the annual rate of 5%, payable in 5 (five) in bi-annually instalments, of identical capital and interest, amounting to $42 512

330.00 (forty-two million, five hundred and twelve thousand, three hundred and thirty patacas), each maturing in the first 6 (six) months after the publication in the Official Gazette of the dispatch which validates this agreement.

Clause 10 – Waste material from the land

1.

The second party is expressly prohibited from removing from the land, without the prior written consent of the first party, any materials, such as earth, stone, gravel and sand, resulting from the excavation of foundations and ground levelling.

2.	Consent shall only be given, by the first party, for the removal of materials that cannot be used on the land nor can be given any other use.

3.	The materials removed with the consent of the first party shall always be deposited in a place indicated by the first party.

4.

Failure to comply with the stipulations of this Clause, and without prejudice to the payment of compensation to be established by DSSOPT experts and depending on the materials actually removed, the second party shall be subject to the following penalties:

1)	For the 1st offence: $20 000.00 to $50 000.00;

2)	For 2nd offence: $51 000.00 to $ 100 000.00 patacas;

3)	For the 3rd offence: $101 000.00 to $ 200 000.00 patacas;
4)	Beginning with the 4th offence the first party shall have the right to rescind from the contract.

Clause 11 – License

The license for use is only issued after the presentation of proof of full payment of the premium, as established in Clause Nine, as well as fulfilment of all the obligations stipulated in Clause Eight.

Clause 12 – Assignment

1.	The assignment of situations emerging from this concession, given its nature, depends on the prior consent of the first party and subjects the assignee to a revision of the terms of this agreement.

2.

To guarantee the necessary financing for the undertaking, the second party may take out a voluntary mortgage over the right to the lease of the land granted herein, in favour of credit institutions, in accordance with the provisions of Article 2 of Decree-Law 51/83/M, of 26 December.

Clause 13 – Supervision

During the period of development of the land granted, the second party assumes the responsibility to guarantee access to the land and to the works to representatives of

Government Services who go there during the performance of their supervisory duties, providing them all the assistance and means for the good execution of their duties.

Clause 14 – Forfeiture

1.	This agreement shall expire in the following cases:

1)	At the end of the deadline for payment of the aggravated fine, stipulated in Paragraph One of Clause Five;

2)	Non authorized alteration, of the purpose of the concession, while the development of the land has not yet been concluded;

3)	Interruption of the land development for a period greater than 90 (ninety) days, except for duly justified reasons accepted by the first party.

2.	The forfeiture of the agreement shall be declared by order of the Chief Executive, to be published in the Official Gazette.

3.

The forfeiture of the agreement shall determine the total or partial reversion of the land to the ownership of the first party, with all the improvements introduced, the second party having no right to compensation.

Clause 15 – Termination

1.	This current agreement can be terminated if any of the following events occur:

1)	The rent is not paid on time;

2)	Alteration without consent of the land development and/or of the purpose of the concession, if the land development has already been concluded;
3)	Assignment of situations emerging from the concession, with violation of the provisions of Clause Thirteen;

4)	Non-fulfilment of the obligations established in Clauses Eight and Nine.

5)	Repeated violation, beginning with the 4th offence, the obligations established in Clause Ten;

2.	The termination of the agreement shall be declared by order of the Chief Executive, to be published in the Official Gazette.

Clause 16 – Reversion to the Casino

The termination of the sub-concession for the operation of games of chance and gambling or other casino games, awarded to the second party by the sub-concession agreement signed between Sociedade de Jogos de Macau S.A and the second party , due to it reaching the end of its term or for another reason provided for therein, shall imply the free and automatic reversion, free of any obligations or expenses, to the first grantor of the fraction of the casino, as well as of the equipment and apparatus assigned to the games, even if they are outside the casino building.

Clause 17 – Competent Court

For the purposes of the resolution of any emerging litigation from this agreement, the competent court shall be the Court of First Instance of the Special Administrative Region of Macau.

Clause 18 – Applicable Legislation

This present agreement is governed, in issues not listed herein, by Law 6/80/M, of July 5, and other applicable legislation.

(Plant no. 6 347/2005)

for the parcels

“A1”, “A2”, “A3”, “B1”, “B2a”, “B2b”, “B3”,

“B4”, “C1”, “C2”, “D1” and “D2”,

Land near Avenida 24 de Junho

Outer Harbour New Land Reclamation Area (NAPE)

Lot a of Block B2 of Zone B

Cartographic and Land Registry Bureau

Scale 1:3000

Equidistance of curves is 2 meters	Average level of the sea (MSL)

Parcel A1	=	14 653 m2	Parcel B3	=	6 480 m2
Parcel A2	=	171m2	Parcel B4	=	6 480 m2
Parcel A3	=	83 m2	Parcel C1	=	3 009 m2
Parcel B1	=	3 234 m2	Parcel C2	=	124 m2

Parcel B2a	=	2 802 m2	Parcel D1	=	5 175 m2
Parcel B2b	=	432 m2	Parcel D2	=	524 m2

Actual Boundaries:

- A1 + A2 + A3 + B1 + B2b + B3 + B4 + C1 + C2 + D1 + D2

Parcels A1 + A2 + A3 + B1 + B2b + B3 + B4 + C1 + C2 + D1 + D2

NE	Avenida 24 de Junho

SE	Avenida Dr. Sun Yat-Sem

SW	Land near Avenida de Sagres (no. S22327 and 23131), land presumably omitted from the C.R.P., near Avenida de Sagres e Lago Nan Van;

NW

Land near Avenida de Sagres (no. S22326 and 23131), land presumably omitted from the C.R.P., near Avenida de 24 de Junho granted by lease to the Associação de Apoio a Escola Secundária Kao IP by dispatch no. 111/SATOP/99 published in the Official Gazette no. 48 of 02/12/1999.

OBS:	- “Al + A2 + A3 + Bl + B2b + B3 + B4 + C1 + C2 + D1 + D2”
- Parcels “A1 + A2 + A3 + B1 + B2b + B3 + B4 + C1 + C2 + D1 + D2”
- Represent the future boundaries of the land.
- Parcels “A1 + A2 + A3” are part of the description no. 23131
- Parcels “B1 + B3 + C1 + C2 + D1 + D2” is land presumably omitted from the C.R.P
- Parcels “B2a +B2b” are part of the description no. 22327
- Parcel “B4”correspond to the totality of the description no. 22323.
- Parcels “A2 + A3 + B2b + C2 + D2” represent the area intended to be the service area for support purposes.
- Parcels “D1+D2” represent the area to be levelled by the leaser of the concession.